Exhibit 10.2

Exhibit A to Joint Venture Agreement

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

among

BOX HARMONY, LLC

and

THE MEMBERS NAMED HEREIN

dated as of

January 13, 2022

i

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

This Limited Liability Operating Agreement (“Agreement”) of Box Harmony, LLC a Nevada limited liability company (the “Company”), is entered into as of January 13, 2022 (the “Effective Date”) by and among the Company, iPower Inc., a Nevada corporation (“IPW”), Titanium Plus Autoparts, Inc., a [California] corporation (“TPA”) and Bin Xiao, an individual (“Xiao”) and each other Person who after the date hereof becomes a Member of the Company and becomes a party to this Agreement by executing a Joinder Agreement.

RECITALS

WHEREAS, the Company was formed as a limited liability company under the laws of the State of Nevada, for the purposes set forth in Section 2.05 of this Agreement, when the Company's articles of organization (the “Articles of Organization”) were filed by the Nevada Secretary of State on December [30], 2021;

WHEREAS, the Company and the Initial Members entered into a joint venture agreement, dated as of January , 2022 (the “Joint Venture Agreement”); and

WHEREAS, the Company and IPW entered into facility and use access agreement, dated of even date herewith and in the form of Exhibit B annexed to the Joint Venture Agreement (the “Facility and Use Access Agreement”) and

WHEREAS, the Company and TPA entered into a consulting agreement, dated of even date herewith and in the form of Exhibit C annexed to the Joint Venture Agreement (the “Consulting Agreement”); and

WHEREAS, the Company and TPA entered into an intellectual property license agreement, dated of even date herewith and in the form of Exhibit D annexed to the Joint Venture Agreement (the “TPA License Agreement”); and

WHEREAS, the parties wish to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company and the other matters set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in this Section 1.01 and when not otherwise defined shall have the meanings set forth in NRS:

“Acceptance Notice” has the meaning set forth with this Agreement.

“Additional Capital Contribution” has the meaning set forth in Section 3.02.

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“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)	crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore under Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1), and 1.704-2(i); and

(b)	debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4)-(6).

“Adjusted Taxable Income” of a Member for a Fiscal Year (or portion thereof) with respect to the Membership Interest held by such Member means the federal taxable income allocated by the Company to the Member with respect to its Membership Interest (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof); provided, that such taxable income shall be computed (a) minus any excess taxable loss or excess taxable credits of the Company for any prior period allocable to such Member with respect to its Membership Interest that were not previously taken into account for purposes of determining such Member's Adjusted Taxable Income in a prior Fiscal Year to the extent such loss or credit would be available under the Code to offset income of the Member (or, as appropriate, the direct or indirect owners of the Member) determined as if the income, loss, and credits from the Company were the only income, loss, and credits of the Member (or, as appropriate, the direct or indirect owners of the Member) in such Fiscal Year and all prior Fiscal Years, and (b) taking into account any special basis adjustment with respect to such Member resulting from an election by the Company under Code Section 754.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control," when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings.

“Agreement” means this Limited Liability Company Operating Agreement, as executed and as it may be amended, modified, supplemented, or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority, and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Articles of Organization” has the meaning set forth in the Recitals.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company's depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

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“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(c)	the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(d)	immediately before the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(e)	the Book Value of all Company assets may, in the sole discretion of the Members, be adjusted to equal their respective gross Fair Market Values, as reasonably determined by the Members, as of the following times:

(i)	the acquisition of an additional Membership Interest in the Company by a new or existing Member in consideration for more than a de minimis Capital Contribution;

(ii)	the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member's Membership Interest in the Company; and

(iii)	the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(f)	the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(g)	if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such

Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

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“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the state of California are authorized or required to close.

“Capital Account” has the meaning set forth in Section 3.03.

“Capital Contribution” means any Member's contribution to the capital of the Company in cash and cash equivalents and the Book Value of any property contributed to the Company by such Member.

“Change of Control” means (a) the sale of all or substantially all of the assets of the Company to an Independent Third Party, (b) a sale resulting in more than 50% of the Membership Interests of the Company being held by an Independent Third Party, or (c) a merger, consolidation, recapitalization, or reorganization of the Company with or into an Independent Third Party that results in the inability of the Members to designate or elect a majority of the managers (or the board of directors (or its equivalent) of the resulting entity or its parent company).

“Class A Voting Units” shall have the meaning as that term is defined in Section 2.08.

“Class B Incentive Units” shall have the meaning as that term is defined in Section 2.08.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Business” shall have the meaning as that term is defined in Section 2.05.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term "partnership" as the context requires.

“Company Operating Agreement” means this Agreement, as the same may hereafter be amended or restated.

“Confidential Information” has the meaning set forth in Section 12.03(a).

“Consulting Agreement” has the meaning set forth in the Recitals.

“Covered Person” has the meaning set forth in Section 9.01(a).

“Divorce” means any legal proceeding to terminate, dissolve, or separate the Marital Relationship of a Member, and includes an action for annulment, legal separation, or similar proceeding that involves a judicial division of community or quasi-community property of the Member and the Member's Spouse.

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“Economic Interest” shall have the meaning as that term is defined in Section 2.07.

“Electronic Transmission” means (a) facsimile telecommunication, (b) email, (c) posting on an electronic message board or network that the Company has designated for communications (together with a separate notice to the recipient of the posting when the transmission is given by the Company), or (d) other means of electronic communication where the recipient has consented to the use of the means of transmission (or, if the transmission is to the Company, the Company has placed in effect reasonable measures to verify that the sender is the member or manager purporting to send the transmission) and the communication creates a record that is capable of retention, retrieval, and review and may be rendered into clearly legible tangible form.

“Equity Securities” means any and all Membership Interests of the Company and any securities of the Company convertible into, or exchangeable or exercisable for, such Membership Interests, and warrants or other rights to acquire such Membership Interests.

“Estimated Tax Amount” of a Member for a Fiscal Year means the Member's Tax Amount for such Fiscal Year as estimated in good faith from time to time by the Members. In making such estimate, the Members shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Company and similar state or local forms filed by the Company for the preceding taxable year and such other adjustments as the Members reasonably determines are necessary or appropriate to reflect the estimated operations of the Company for the Fiscal Year.

“Excess Amount” has the meaning set forth in Section 6.02(c).

“Exercise Period” has the meaning set forth with this Agreement.

“Exercising Member” has the meaning set forth with this Agreement.

“Facility and Use and Access Agreement” has the meaning set forth in the Recitals.

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm's length transaction, as determined in good faith by the Members on such factors as the Members, in the exercise of its reasonable business judgment, considers relevant.

“Family Members” has the meaning set forth in Section 8.02(b).

“Fiscal Year” means the calendar year, unless the Company is required to or elects to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“GAAP” means the United States’ Generally Accepted Accounting Principles in effect from time to time.

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“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Independent Third Party” means, with respect to any Member, any Person who is not an Affiliate or other Permitted Transferee of such Member.

“Initial Member(s)” means the individual and collective reference to IPWR, Xiao and TPA who are set forth in the Preamble to this Agreement and listed on Schedule A annexed hereto.

“IPW Option” has the meaning set forth in Section 2.05(c).

“Issuance Notice” has the meaning set forth with this Agreement.

“Joinder Agreement” means the joinder agreement in form and substance attached

“Lien” means any mortgage, pledge, security interest, option, right of first offer, encumbrance, or other restriction or limitation of any nature whatsoever.

“Liquidator” has the meaning set forth in Section 11.03(a).

“Losses” has the meaning set forth in Section 9.01(b).

“Major Decisions” shall have the meaning set forth in Section 7.02.

“Marital Relationship” means a civil union, registered domestic partnership, marriage, or any other similar relationship that is legally recognized in any jurisdiction.

“Majority Members” means, at any point in time, those Members holding a minimum of eighty percent (80%) of the outstanding Class A Voting Units in the Company.

“Member” means (a) each of IPW, Xiao and TPA identified on the Members Schedule as of the date hereof as a Member and who has executed this Agreement or a counterpart thereof (each, an “Initial Member”), and (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and NRS, in each case so long as such Person is shown on the Company's books and records as the owner of Membership Interests. The Members shall constitute "members" (as that term is defined in NRS) of the Company.

“Member Nonrecourse Debt” means "partner nonrecourse debt" as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term "Company" for the term "partnership" and the term "Member" for the term "partner" as the context requires.

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“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means "partner nonrecourse deduction" as defined in Treasury Regulations Section 1.704-2(i), substituting the term "Member" for the term "partner" as the context requires.

“Members Schedule” has the meaning set forth in Section 3.01.

“Membership Interest” means an interest in the Company owned by a Member, including such Member's right (a) to its distributive share of Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Company, (b) to its distributive share of the assets of the Company, (c) to vote on, consent to, or otherwise participate in any decision of the Members as provided in this Agreement or NRS, and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or NRS. The Membership Interest of each Member shall be expressed both in Units and as a percentage interest and shall be as set forth in the Members Schedule.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company's taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a)            any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b)            any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are novt deductible for federal income tax purposes;

(c)            any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d)            any items of depreciation, amortization, and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property's Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704- 1(b)(2)(iv)(g);

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(e)            if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f)            to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b), or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“NRS” means Chapter 86 of the Nevada Revised Statutes – Limited Liability Companies, currently in effect and as the same may be from time to time amended.

“Officers” has the meaning set forth in Section 7.01.

“Permitted Transfer” means a Transfer of Membership Interests carried out pursuant to Section 8.02.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Pro Rata Share” means:

(g)           for purposes of Section 3.02, with respect to any non-contributing Member in an Additional Capital Contribution, on any date that an Additional Contribution is made, a fraction determined by dividing (i) such non-contributing Member's Membership Interest immediately before the Additional Capital Contribution by (ii) the sum of (x) such non-contributing Member's Membership Interest immediately before the Additional Capital Contribution and (y) the Membership Interest held by all other non-contributing Members immediately before such Additional Capital Contribution.

(h)           for the purposes of this Agreement, with respect to any Member, a percentage equal to the percentage by which such Member's Membership Interest bears to all outstanding Membership Interests immediately before the issuance of New Securities.

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“Quarterly Estimated Tax Amount” of a Member for any calendar quarter of a Fiscal Year means the excess, if any, of (a) the product of (i) a quarter (¼) in the case of the first calendar quarter of the Fiscal Year, half (½) in the case of the second calendar quarter of the Fiscal Year, three-quarters (¾) in the case of the third calendar quarter of the Fiscal Year, and one (1) in the case of the fourth calendar quarter of the Fiscal Year and (ii) the Member's Estimated Tax Amount for such Fiscal Year, over (b) all distributions previously made during such Fiscal Year to such Member.

“Regulatory Allocations” has the meaning set forth in Section 5.02(e).

“Related Party Transaction” means any agreement, arrangement, transaction or understanding between the Company and any Initial Members, Member, or Officer, of the Company or any Affiliate of a Initial Members, Member, or Officer of the Company, including, without limitation, any Member Loans; in each case, as such agreement may be amended, modified, supplemented, or restated in accordance with the terms of this Agreement.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Revised Partnership Audit Rules” has the meaning set forth in Section 10.04(c).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Shortfall Amount” has the meaning set forth in Section 6.02(b).

“Shortfall Amount Distribution Date” has the meaning set forth in Section 6.02(b).

“Spousal Consent” has the meaning set forth in Section 12.18.

“Spousal Purchase Price” has the meaning set forth in Section 8.03(c).

“Spouse” means a spouse, a party to a civil union, a registered domestic partner, a same- sex spouse or partner, or any person in a Marital Relationship with a Member.

“Spouse’s Interest” has the meaning set forth in Section 8.03(a).

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Tax Advance” has the meaning set forth in Section 6.02(a).

“Tax Amount” of a Member for a Fiscal Year means the product of (a) the Tax Rate for such Fiscal Year and (b) the Adjusted Taxable Income of the Member for such Fiscal Year with respect to its Membership Interest.

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“Tax Distribution Date” has the meaning set forth in Section 6.02(a).

“Tax Matters Representative” has the meaning set forth in Section 10.04(a).

“Tax Rate” of a Member, for any period, means the highest effective marginal combined federal, state, and local tax rate applicable to an individual residing in San Francisco, California(or, if higher, a corporation doing business in San Francisco, California), taking into account (a) the character (for example, long-term or short-term capital gain, ordinary or exempt) of the applicable income and (b) if applicable, the deduction under IRC Section 199A.

“Taxing Authority” has the meaning set forth in Section 6.03(b).

“TPA IP Agreement” has the meaning set forth in the Recitals.

“Transfer” means to, directly or indirectly, sell, transfer, assign, gift, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, gift, pledge, encumbrance, hypothecation, or similar disposition of, any Membership Interests owned by a Person or any interest (including a beneficial interest or "transferable interest" as defined by Section 17701.02(aa) of NRS) in any Membership Interests owned by a Person. “Transfer” when used as a noun, and “Transferred” when used to refer to the past tense, shall have correlative meanings. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Units” means outstanding certificated units of Membership Interests.

Section 1.02 “Withholding Advances” has the meaning set forth in Section 6.03(b).Interpretation. For purposes of this Agreement, (a) the words "include," "includes," and "including" shall be deemed to be followed by the words "without limitation," (b) the word "or" is not exclusive, and (c) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein (x) to Articles, Sections, Exhibits, and Schedules mean the Articles and Sections of and Exhibits and Schedules attached to this Agreement, (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, restated, supplemented, and modified from time to time to the extent permitted by the provisions thereof, and (z) to a statute or Applicable Law means such statute or Applicable Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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ARTICLE II

Organization and Membership Interests

Section 2.01          Formation.

(a)            The Company was formed on December 27, 2021, pursuant to the provisions of NRS, upon the filing of the Articles of Organization with the Nevada Secretary of State, file number 20211981116 and Entity ID No. E19811172021-7.

(b)            This Agreement shall constitute the "operating agreement" (as that term is used in NRS) of the Company. The rights, powers, duties, obligations, and liabilities of the Members shall be determined pursuant to NRS and this Agreement. To the extent that the rights, powers, duties, obligations, and liabilities of any Member are different by reason of any provision of this Agreement than they would be under NRS in the absence of such provision, this Agreement shall, to the extent permitted by NRS, control.

Section 2.02 Name. The name of the Company is “Box Harmony, LLC” or such other name or names as may be designated by the Members pursuant to Section 7.02(q); provided, that the name shall always contain the words “limited liability company” or the abbreviation “L.L.C.” or “LLC.” The Company may conduct business under any assumed or fictitious name required by Applicable Law or otherwise deemed desirable by the Members.

Section 2.03 Principal Office. The principal office of the Company is located c/o iPower Inc., 2399 Bateman Avenue, Duarte, California 91010, or such other place as may from time to time be determined by the Members.

Section 2.04 Office and Agent for Service of Process. The office for service of process on the Company in the State of Nevada shall be the office of the initial agent named in the Articles of Organization or such other office (which need not be a place of business of the Company) as the Initial Members may designate from time to time in the manner provided by NRS and Applicable Law.

Section 2.05 Purpose; Powers.

(a)             The purpose of the Company is (i) to provide logistic services for primarily foreign based manufacturers or distributors who desire to sell their products on- line in the United States, with such logistic services to include, without limitation, receiving, storing and transporting such products in the United States, and (ii) to engage in any other lawful act or activity for which limited liability companies may be formed under NRS including engaging in any and all activities necessary or incidental thereto (the “Company Business”).

(b)            The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by NRS.

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Section 2.06 Term. The term of the Company commenced on the date the Articles of Organization were filed with the Nevada Secretary of State and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement or as provided by Applicable Law.

Section 2.07 Membership Interests. The Membership Interests in the Company shall mean a Member’s rights in and obligations to the Company, including the Member’s Economic Interest (as defined below), any right to vote or participate in management and any right to information concerning the business and affairs of the Company provided by the Act, and shall be issued in the classes set forth in Section 2.2 below. “Economic Interest” means the right of a Person (as defined below) to share in the allocation of, and to receive distributions from, the Company, but does not include any other rights of a Member, including the right to vote or to participate in management or, except as provided in the Act, any right to information concerning the business and affairs of the Company.

Section 2.08 Authorization and Issuance of Units; Voting Rights. The Membership Interests shall consist of numbers of units of Membership Interest (the “Units”). The Units may be issued as certificated or uncertificated Units. The Company is authorized to issue two (2) classes of Units, with the rights, preferences and privileges described in this Agreement, as follows:

(a)             Class A Voting Units. 10,000 Units of Class A Membership Interests shall be authorized and are referred to as “Class A Voting Units”. The Class A Voting Units have been purchased by the Initial Members as follows:

(i)              IPW shall purchase 2,400 Class A Voting Units for a cash payment to the Company of $50,000 to provide the Company with initial working capital;

(ii)            Xiao shall purchase 2,400 Class A Voting Units in consideration for $2,400 and his commitment to manage the business of the Company; and

(iii)           TPA shall purchase 1,200 Class A Voting Units in consideration for the TPA IP License and for contributing to the Company its existing customers, any future customer contracts, and granting access and use right of shipping accounts (Fedex and UPS) and all other carrier contracts.

Each Member holding Class A Voting Units (“Class A Member”) shall have the right to one (1) vote per Class A Voting Unit. Class A Voting Units initially shall be issued as set forth in Schedule A.

(b)            Incentive Units. In addition to the Class A Voting Units the Company has authorized for issuance pursuant to an equity incentive plan to be adopted by the Initial Members (the “Equity Incentive Plan”), up to1,000 Class B Incentive Units to be issued to employees of and consultants to the Company other than the Initial Members (the “Class B Incentive Units”). As at the date of this Agreement, no Class B Incentive Units have been issued. It is contemplated that, if and when issued, the Class B Incentive Units shall:

(i)	be non-voting Units of Membership Interests;

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(ii)	be subject to time vesting over a period of three years from issuance and subject to a risk of forfeiture if any recipient resigns, is terminated for cause or otherwise breaches such Person’s employment or consulting agreement with the Company;

(iii)	be subject to performance vesting based on the Company’s achievement of certain financial performance milestones to be set forth in the Equity Inventive Plan and/or in any award agreement granting Class B Incentive Units to a Person.

(c)            IPW Option. TPA and each of its Affiliates each hereby grant to IPW an unconditional and irrevocable right and option (the “IPW Option”) to purchase from Xiao and TPA or any other holder of the 3,600 Class A Voting Units issued to Xiao and TPA on the Effective Date (each an “Initial Member Transferee”) at any time within the first 18 months following the Effective Date (the “Option Period”), up to 1,200 Class A Voting Units, at an exercise price of $550 per Class A Voting Unit, for an total exercise price of up to $660,000 (the “Exercise Price”). If the IPW Option is fully exercised the 1,200 Class A Voting Units owned by Xiao and TPA shall be reduced by 1,200 Class A Voting Units as mutually agreed upon by them. If either Xiao or TPA consummate a Permitted Transfer to any other Initial Member Transferee, a corresponding reduction of 1,200 Class A Voting Units shall be made by any other Initial Member Transferee to 2,400 Class A Voting Units and the number of Class A Voting Units to be held by IPW shall be increased to 3,600 Class A Voting Units, or 60% of 100% of the 6,000 Class A Voting Units to be outstanding if the Option is fully exercised.

If it intends to exercise the IPW Option, IPW shall send TPA a written notice (which may be by electronic mail) that it intends to exercise the IPW Option, whether in whole or in part (the “Exercise Notice”); which Exercise Notice shall specify the number of Class A Voting Units to be purchased and the total Exercise Price to be paid. Not later than ten (10) Business Days after receipt of the exercise Notice, a closing (the “Option Closing”) shall be held. At the Option Closing, against IPW’s delivery of the applicable Exercise Price to a TPA bank account designated by it, TPA shall deliver to IPW certificates evidencing the 1,200 Class A Voting Units (or such lesser number being purchased) and the Initial Members shall amend this Agreement and the Members Schedule to reflect the appropriate number of Class A Voting Units to be held by IPW and by TPA.

Notwithstanding the foregoing or any other provision of this Agreement, in the event that IPW timely issues and Exercise Notice and is ready and willing to pay the Exercise Price at the Option Closing, but TPA, for any reason or no reason, fails to refuse to consummate such Option Closing as provided above, then and in such event, and in lieu of IPW’s purchase of Class A Voting Units from Xiao and TPA or any Initial Member Transferee, the Company shall issue and sell to IPW up to an additional 3,000 Class A Voting Units in consideration for a purchase price of $220 per Class A Voting Unit, or a maximum of $660,000 for all 3,000 additional Class A Voting Units. Xiao and TPA hereby grants to IPW an irrevocable power of attorney and proxy, coupled with an interest, to facilitate this transaction with the Company if and when required.

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(d)            Voting Agreement. Notwithstanding anything to the contrary, express or implied contained in this Agreement, in the event that (i) IPW shall exercise the IPW Option, in whole or in part, and shall own a majority of the 6,000 Class A Units issued on the Effective Date to the Initial Members, and (ii) any new Members shall thereafter be admitted to the Company, each of Xiao and TPA and each of their Initial Member Transferees hereby covenant and agree to vote all of their Class A Voting Units at any regular or special meeting of the Members in the same manner as IPW votes its Class A Voting Units. In addition, in the event that the Company and its Members shall establish a board of managers to manage the Company Business (the “Board”), then and in such event, , each of Xiao and TPA and each of their Initial Member Transferees hereby agree to vote all of their Class A Voting Units at any regular or special meeting of the Members to cause IPW to designate a majority of the members of the Board. In furtherance of the foregoing, Xiao and TPA hereby grants to IPW an irrevocable power of attorney and proxy, coupled with an interest, to facilitate the provisions of this Section 2.08(d), if and when required

ARTICLE III

Capital Contributions; Capital Accounts

Section 3.01 Initial Capital Contributions.

(a)            On the Effective Date of this Agreement, the Initial Members shall make Capital Contributions to the Company of the type and in the amounts set forth above in Section 2.08(a) (each an “Initial Capital Contribution”) and shall receive an aggregate of 6,000 Class A Voting Units.

(b)            Contemporaneously with the execution of this Agreement, each Initial Member has made his or its Initial Capital Contribution and is deemed to own Class A Voting Units in the amounts set forth opposite such Member’s name on Schedule A attached hereto (the "Members Schedule"). Such Membership Interests shall be expressed both as a percentage interest and in Units of Class A Voting as provided in the Members Schedule. The Members shall update the Members Schedule upon the issuance or Transfer of any Class A Voting Units to any new or existing Member in accordance with this Agreement. No Member shall be entitled to receive any interest on his, her or its Capital Contributions or Capital Account, but Members shall be entitled to receive interest in connection with any Member Loans contemplated by Section 3.07.

Section 3.02 Additional Capital Contributions. No Member shall be required to make any additional Capital Contributions to the Company in excess of the Initial Capital Contributions and Second Capital Contributions set forth in Section 3.01(a) above. Following the Effective Date of this Agreement, in addition to the Initial Capital Contributions, the Initial Members may make additional Capital Contributions of approximately $1,000,000 or such other amounts as the Majority Members agree upon (an "Additional Capital Contribution") in compliance with this Agreement. However, no individual Member shall be required to make his or its Pro-Rata Share of any Additional Capital Contribution. With respect to any Additional Capital Contributions if one or more Initial Member(s) makes such an approved Additional Capital Contribution to the Company, the Initial Member making such Additional Capital Contribution shall revise the Members Schedule to reflect an increase in the Membership Interest of the contributing Member or Members, and the corresponding Pro Rata Share of the decrease in the Membership Interest of each non-contributing Member or Members, that fairly and equitably reflects the value of the contributing Members Additional Capital Contribution in relation to the aggregate amount of all Capital Contributions made by the Members.

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Section 3.03 Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a "Capital Account") on its books and records in accordance with this Section 3.03. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a)	Each Member's Capital Account shall be increased by the amount of:

(i)	such Member's Capital Contributions, including any Additional Capital Contributions;

(ii)	any Net Income or other item of income or gain allocated to such Member pursuant to ARTICLE V; and

(iii)	any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b)	Each Member's Capital Account shall be decreased by:

(i)	the cash amount or Book Value of any property distributed to such Member pursuant to ARTICLE VI and Section 11.03(d);

(ii)	the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to ARTICLE V; and

(iii)	the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

Section 3.04 Succession Upon Transfer. If any Membership Interests are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interests and, subject to Section 5.04, shall receive allocations and distributions pursuant to ARTICLE V, ARTICLE VI, and ARTICLE XI in respect of such Membership Interests.

Section 3.05 Negative Capital Accounts. If any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

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Section 3.06 No Withdrawals from Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. Notwithstanding the foregoing, priority distributions of Net Income or Distributable Cash Flow to Initial Members holding Class B Preferred Units shall be applied first, as a return of their Capital Contributions in respect of their Class A Voting Units, and thereafter as profits taxable as ordinary income. No Member, including the Initial Members, shall receive any interest, salary, or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss, and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

Section 3.07 Member Loans and Treatment of Loans from Members.

(a)            Each of the Initial Members acknowledge that from time to time Members or their Affiliates may make loans to the Company, the proceeds of which are intended to be used as working capital for the Company and/or to finance in whole or in part the acquisition of additional assets, (“Member Loans”). The terms of such Member Loans shall be approved as a Major Decision contemplated by Section 7.02 and may (i) be secured by Liens on purchased assets, (ii) bear interest at annual rates that are consistent with higher interest rates then being charged by lenders to development stage businesses; and (iii) may be convertible at the option of the embers at such conversion prices and rates as shall be determined by the Members.

(b)           Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member's Capital Account, other than to the extent provided in Section 3.03(a)(iii), if applicable.

Section 3.08 Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Members determine that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed to comply with such Treasury Regulations, the Members may authorize such modifications.

ARTICLE IV

Members

Section 4.01 Admission of New Members.

(a)             New Members may be admitted from time to time only with the written consent of the Members as a Major Decision (i) in connection with the issuance of Membership Interests by the Company, subject to compliance with the provisions of Section 7.02(b) and ARTICLE VIII, and (ii) in connection with a Transfer of Membership Interests, subject to compliance with the provisions of this Agreement, and in either case, following compliance with the provisions of Section 4.01(b).

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(b)                In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Membership Interests, such Person shall have delivered to the Company (i) an executed written undertaking substantially in the form of the Joinder Agreement and (ii) if such Person is a natural person who has a Spouse, an executed written undertaking substantially in the form of the Spousal Consent. Upon the amendment of the Members Schedule and the satisfaction of all other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of Membership Interests, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company. The Members shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 3.03.

Section 4.02 No Personal Liability. Except as otherwise provided by NRS, by Applicable Law, or expressly in this Agreement, no Member will be obligated personally for any debt, obligation, or liability of the Company or other Members, whether arising in contract, tort, or otherwise, solely by reason of being or acting as a Member. Except as otherwise provided by NRS, by Applicable Law, or expressly in this Agreement, no member of the Initial Members will be obligated personally for any debt, obligation, or liability of the Company, whether arising in contract, tort, or otherwise, solely by reason of being or acting as a member of the Initial Members.

Section 4.03 Dissociation; Death.

(a)            No Member shall have the ability to dissociate or withdraw as a Member pursuant to Section 17706.01(a) or Section 17706.02(a) of NRS, or otherwise except as required by Applicable Law, before the dissolution and winding up of the Company and any such dissociation or withdrawal or attempted dissociation or withdrawal by a Member before the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member.

(b)            In the event of the death of a Member, the Company and its business shall be continued by the remaining Member or Members, subject to Section 11.01(c).

Section 4.04 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 4.05 Certification of Units of Membership Interests.

(a)            At the request of either IPW or TPA, the Company shall issue certificates to each Member representing the Membership Interests held by such Member. The Company shall record or cause to be recorded all issuances, exchanges, and other transactions in Membership Interests involving the Members in a ledger maintained as part of the books and records of the Company.

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(b)           If the Company shall issue certificates representing Membership Interests in accordance with Section 4.05(a), then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Membership Interests shall bear a legend substantially in the following form:

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPERATING AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. NO TRANSFER, SALE, OFFER, ASSIGNMENT, GIFT, PLEDGE, ENCUMBRANCE, HYPOTHECATION, OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH OPERATING AGREEMENT.

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, OFFERED, ASSIGNED, GIFTED, PLEDGED, ENCUMBERED, HYPOTHECATED, OR OTHERWISE DISPOSED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.

Section 4.06 Meetings.

(a)            Meetings of the Members may be called by any one Member or the Majority Members.

(b)            Written notice stating the place, date, and time of the meeting, the means of electronic video screen communication or Electronic Transmission by and to the Company, if any, and the general nature of the business to be transacted at the meeting, shall be delivered not fewer than five (5) days and not more than sixty (60) days before the date of the meeting to each Member, by or at the direction of the Member(s) calling the meeting, as the case may be. The business to be conducted at such meeting shall be limited to the purposes described in the notice. The Members may hold meetings at the Company's principal office or at such other place, within or outside the State of California, as the Member(s) calling the meeting may designate in the notice for such meeting.

(c)           Any Member may participate in a meeting of the Members (i) using conference telephone or electronic video screen communication, if all Persons participating in the meeting can talk to and hear each other, or (ii) by Electronic Transmission by and to the Company if the Company (1) implements reasonable measures to provide Members, in person or by proxy, a reasonable opportunity to participate and vote, including an opportunity to read or hear the meeting's proceedings substantially concurrently with the proceedings, and (2) maintains a record of votes or other action taken by the Members. Participation in a meeting by such means shall constitute presence in person at such meeting.

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(d)            On any matter that is to be voted on by the Members, a Member may vote in person or by proxy, and such proxy may be granted in writing signed by such Member, using Electronic Transmission authorized by such Member, or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the Member executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy before such revocation.

(e)            Attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Attendance of a Member at a meeting is not a waiver of the Member's right to object to consideration of matters required to be described in the notice for the meeting, if the Member expressly objects to such consideration at the meeting.

(f)            A quorum of any meeting of the Members shall require the presence, whether in person or by proxy, of both IPW and Xiao or their Initial Member Transferee. Subject to Section 4.07, no action may be taken by the Members unless the appropriate quorum is present at a meeting.

(g)           Subject to Section 4.07, and any other provision of this Agreement or NRS requiring the vote, consent, or approval of a different percentage of the Membership Interests, no action may be taken by the Members at any meeting at which a quorum is present or by written consent without the affirmative vote of IPW and Xiao or their Initial Member Transferee.

Section 4.07 Action Without a Meeting. Notwithstanding the provisions of Section 4.06, any matter that is to be voted on, consented to, or approved by the Members may be taken without a meeting if a written consent is signed and delivered (including by Electronic Transmission) to the Company within 60 days of the record date for that action by a Member or the Majority Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote were present and voted. A record shall be maintained of each such action taken by written consent of a Member or the Members.

ARTICLE V

Allocations

Section 5.01 Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Company shall be allocated among the Members pro rata in accordance with their Membership Interests.

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Section 5.02 Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:

(a)            If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the "minimum gain chargeback" requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)           Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the "minimum gain chargeback" requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)            Nonrecourse Deductions shall be allocated to the Members in accordance with their Membership Interests.

(d)           In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704- 1(b)(2)(ii)(d)(4), (5), or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations, or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the "qualified income offset" requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e)            The allocations set forth in paragraphs Section 5.02(a), Section 5.02(b), Section 5.02(c), and Section 5.02(d) above (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this ARTICLE V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 5.03 Tax Allocations.

(a)            Subject to Section 5.03(b), Section 5.03(c), and Section 5.03(d), all income, gains, losses, and deductions of the Company shall be allocated, for federal, state, and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company's subsequent income, gains, losses, and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

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(b)            Items of Company taxable income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method with curative allocations of Treasury Regulations Section 1.704-3(c), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c)             If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value, subsequent allocations of items of taxable income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d)            Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Members taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e)             Allocations pursuant to this Section 5.03 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Income, Net Losses, distributions, or other items pursuant to any provisions of this Agreement.

Section 5.04 Allocations in Respect of Transferred Membership Interests. In the event of a Transfer of Membership Interests during any Fiscal Year made in compliance with the provisions of this Agreement. Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Company attributable to such Membership Interests for such Fiscal Year shall be determined using the interim closing of the books method.

ARTICLE VI

Distributions and Covenants of XIAO and TPA

Section 6.01 General.

(a)            Subject to Section 6.02, distributions of available Net Income and distributions of cash from operations (each “Distributable Cash Flow”) shall be made to the Members when and in such amounts as determined by the Members as a Major Decision; it being understood that Distributable Cash Flow shall be paid by the Company as a distribution after payments are made to IPW under the Facility Use and Access Agreement and to Xiao and TPA under the Consulting Agreement. After making all distributions required for a given Fiscal Year under Section 6.02, distributions of Distributable Cash Flow determined to be made pursuant to this Section 6.01(a) shall be paid as follows:

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(i)             in accordance with their respective Economic Interests in Class A Voting Units owned by the Initial Members or any Transferee of the Initial Members, and

(ii)            if and only to the extent that all time and performance vesting conditions have been fulfilled, to holders of vested Class B Incentive Units.

(b)           Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to Members if such distribution would violate Section 17704.05 of NRS or other Applicable Law.

Section 6.02 Tax Advances.

(a)            Subject to Section 6.01(b) and any restrictions in the Company’s then applicable debt-financing arrangements, and subject to the Member's determination to retain any other amounts necessary to satisfy the Company’s obligations, at least five (5) days before each date prescribed by the Code for a calendar-year entity to pay quarterly instalments of estimated tax (a "Tax Distribution Date"), the Company shall use commercially reasonable efforts to distribute cash to each Member in proportion to and to the extent of such Member's Quarterly Estimated Tax Amount for the applicable calendar quarter (each such distribution, a "Tax Advance").

(b)            If, at any time after the final Quarterly Estimated Tax Amount has been distributed pursuant to Section 6.02(a) with respect to any Fiscal Year, the aggregate Tax Advances to any Member with respect to such Fiscal Year are less than such Member's Tax Amount for such Fiscal Year (a "Shortfall Amount"), then the Company shall use commercially reasonable efforts to distribute cash in proportion to and to the extent of each Member's Shortfall Amount. The Company shall use commercially reasonable efforts to distribute Shortfall Amounts with respect to a Fiscal Year before the 75th day of the next succeeding Fiscal Year (the date of any such distribution, a "Shortfall Amount Distribution Date"); provided, that if the Company has made distributions other than pursuant to this Section 6.02, the Members may apply such distributions to reduce any Shortfall Amount.

(c)            If the aggregate Tax Advances made to any Member pursuant to this Section 6.02 for any Fiscal Year exceed such Member's Tax Amount (an "Excess Amount"), such Excess Amount shall reduce subsequent Tax Advances that would be made to such Member pursuant to this Section 6.02, except to the extent taken into account as an advance pursuant to Section 6.02(d).

(d)            Any distributions made pursuant to this Section 6.02 shall be treated for purposes of this Agreement as advances on distributions pursuant to Section 6.01 and shall reduce, dollar-for-dollar, the amount otherwise distributable to such Member pursuant to Section 6.01.

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Section 6.03 Tax Withholding; Withholding Advances.

(a)            Tax Withholding. Each Member agrees to furnish the Company with any representations and forms as shall be reasonably requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

(b)           Withholding Advances. The Company is hereby authorized at all times to make payments ("Withholding Advances") with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Tax Matters Representative) based on the advice of legal or tax counsel to the Company to withhold or make payments to any federal, state, local, or foreign taxing authority (a "Taxing Authority") with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.03(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company makes any Withholding Advance in respect of a Member hereunder that is not immediately withheld from actual distributions to the Member, then the Member shall promptly reimburse the Company for the amount of such payment, plus interest at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus 2% per annum, compounded annually, on such amount from the date of such payment until such amount is repaid (or deducted from a distribution) by the Member (any such payment shall not constitute a Capital Contribution). Each Member's reimbursement obligation under this Section 6.03(b) shall continue after such Member transfers its Membership Interests.

(c)            Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to the taxes, interest, or penalties that may be asserted by reason of the Company's failure to deduct and withhold tax on amounts distributable or allocable to such Member. The provision of this Section 6.03(c) and the obligations of a Member pursuant to Section 6.03(b) shall survive the termination, dissolution, liquidation, and winding up of the Company and the dissociation or withdrawal of such Member from the Company or the Transfer of a Member’s Membership Interests. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.03, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(d)            Overwithholding. Neither the Company nor the Members shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member's sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

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Section 6.04 Financial Covenants of Xiao and TPA.

(a)            Xiao and TPA hereby jointly and severally guarantees to IPW that the Company shall:

(i)             generate not less than $4,500,000 of net revenues in the initial 18 months following the Effective Date of this Agreement, and

(ii)            have positive net profits before taxes by not later than December 31, 2022.

(b)            In the event that Xiao and TPA shall fail to comply with the financial covenant set forth in clause (ii) of Section 6.04, than and in such event Xiao and TPA or their Affiliates shall be obligated to reimburse the Company for all consulting fees and payments made under the Consulting Agreement. In the event that Xiao and TPA shall fail to comply with the financial covenant set forth in clause (i) of this Section 6.04, then and in such event, IPW may, following such 18 month period, terminate the Facility Use and Access Agreement, terminate the Joint Venture Agreement, terminate the Consulting Agreement and terminate this Agreement; in which event there shall be a dissolution of the Company.

ARTICLE VII

Management

Section 7.01 Management of the Company. Subject at all times to the provisions of Section 7.02 below, the Company shall be managed by the Initial Members. Subject to the provisions of Section 7.01 and except as otherwise provided by NRS or this Agreement, the Initial Members shall have full and complete discretion to manage and control the operation of the day-to-day business, property, activities, and affairs of the Company, to make all decisions affecting the day-to-day business, property, activities, and affairs of the Company, and to take all such actions as they deem necessary or appropriate to accomplish the purposes of the Company set forth in Section 2.05. Subject at all times to the provisions of Section 7.02 below, the actions of the Initial Members taken in accordance with the provisions of this Agreement shall bind the Company.

Section 7.02 Major Decisions. Notwithstanding anything to the contrary, express or implied set forth in this Agreement, neither Xiao nor TPA or any Initial Member Transferee or any Affiliate of such Persons, whether in their capacities as a Majority Member(s) or otherwise, may directly or indirectly cause the Company to engage in any of the following actions, without the prior written consent of IPW or its Affiliates:

(a)            amend, modify, or waive any provisions of this Agreement, the Joint Venture Agreement, the Facility Use and Access Agreement, the Consulting Agreement or the TPA IP Agreement.

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(b)            cause the Company engage in any activity, other than the conduct of the Company Business as set forth in clause (i) of the definition of Company Business set forth in Section 2.05(a) above and in the Joint Venture Agreement;

(c)            admit additional Members to the Company or issue additional Class A Voting Units or Class B Incentive Units or other securities or, except in connection with a Transfer of Membership Interests that complies with the applicable provisions of this Agreement and Section 4.01(b), admit additional Members, or cause Box Harmony, LLC to do any of the above;

(d)            incur any indebtedness, pledge, or grant Liens on any assets, or guarantee, assume, endorse, or otherwise become responsible for the obligations of any other Person in a single transaction or series of related transactions;

(e)            make any additional loan or advance to, or a Capital Contribution in, any Person;

(f)             remove any officer of the Company, with or without cause, or select any replacement to an officer who resigns or is removed;

(g)            appoint or remove the accountants or attorneys for the Company or make any changes in the accounting methods or policies of the Company (other than as required by GAAP);

(h)            enter into, amend, waive, or terminate any Related Party Transaction involving the Company or any Member;

(i)             permit the Company to make any distribution of Distributable Cash Flow pursuant to Section 6.01(a) or any distribution or dividend of assets or properties to Members or their Affiliates;

(j)            enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange, or other acquisition (including by merger, consolidation, acquisition of stock, or acquisition of assets) by the Company any assets or equity interests of any Person;

(k)            enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange, or other disposition (including by merger, consolidation, sale of stock, or sale of assets) by the Company of any assets or equity interests;

(l)             establish a Subsidiary, or enter into any joint venture or similar business arrangement;

(m)           settle any lawsuit, action, dispute, or other proceeding or otherwise assume any liability or agree to the provision of any equitable relief by the Company; provided, that if the lawsuit, claim, dispute, or other proceeding involves an indemnification claim pursuant to ARTICLE IX, such settlement shall also be approved in accordance with the terms of Section 9.01(c);

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(n)            engaging in or causing the Company to engage in any Related Party Transaction;

(o)            entering into any agreement or commitment that would constitute a Change of Control Transaction of the Company;

(p)            initiate or consummate any public offering and sale of the Membership Interests, Equity Securities, or any other securities;

(q)            change the Company's name; provided that the name shall always contain the words "limited liability company" or the abbreviation "L.L.C." or "LLC;" or

(r)             make any investment in any other Person.

Section 7.03 Officers. The Initial Members may appoint individuals as officers of the Company (the "Officers") as the Initial Members deems necessary or desirable to carry on the the Company Business. The Initial Members may delegate to such Officers such power and authority as the Initial Members deems advisable. No Officer need be a Member of the Company. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his or her successor is designated by the Initial Members and approved as a Major Decision or until his or her earlier death, resignation, or removal. Any Officer may resign at any time on written notice to the Initial Members. Subject to Section 7.02(r), any Officer may be removed by the Initial Members with or without cause at any time. Subject to Section 7.02(r), a vacancy in any office occurring because of death, resignation, removal, or otherwise, may, but need not, be filled by the Initial Members. Each of the Initial Members agree that Chenlong (Lawrence) Tan shall be designated as the Executive Chairman, Bin Xiao shall be designed as President and Chief Operating Officer, and Kevin Vassily shall be designated as Chief Financial Officer and Secretary of the Company.

Section 7.04 Compensation and Reimbursement of Initial Members. The Initial Members shall not be compensated for its services as Officers, but the Company shall reimburse the Initial Members for all ordinary, necessary, and direct expenses incurred by the Initial Members on behalf of the Company in carrying out the Company Business activities, including, without limitation, salaries of officers and employees of the Company who are carrying out the Company Business activities. All reimbursements for expenses shall be reasonable in amount and accompanied by vouchers or other evidence of the incurrence of such expenses.

Section 7.05 No Personal Liability. Except as otherwise provided in NRS, by Applicable Law, or expressly in this Agreement, the members of the Initial Members will not be obligated personally for any debt, obligation, or liability of the Company, whether arising in contract, tort, or otherwise, solely by reason of being or acting as a Initial Members.

ARTICLE VIII

Transfers

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Section 8.01 General Restrictions on Transfer.

(a)            Except as permitted pursuant to Section 8.02 or in accordance with the procedures set forth in this Section 9.01, no Member shall Transfer all or any portion of its Membership Interest in the Company, except with the written consent of the Majority Members. No Transfer of Membership Interests to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.01(b) hereof.

(b)           Notwithstanding any other provision of this Agreement (including Section 8.02), each Member agrees that it will not Transfer all or any portion of its Membership Interest in the Company, and the Company agrees that it shall not issue any Membership Interests:

(i)             except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Membership Interests, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii)            if such Transfer or issuance would cause the Company to be considered a "publicly traded partnership" under Section 7704(b) of the Code within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3);

(iii)           if such Transfer or issuance would affect the Company's existence or qualification as a limited liability company under NRS;

(iv)            if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v)            if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(vi)           if such Transfer or issuance would cause the assets of the Company to be deemed "Plan Assets" as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any "prohibited transaction" thereunder involving the Company.

(c)             Any Transfer or attempted Transfer of any Membership Interest in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company's books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue to be treated) as the owner of such Membership Interest for all purposes of this Agreement.

(d)           For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment, or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment, or other disposal of any less than all of the rights and benefits described in the definition of the term "Membership Interest," unless otherwise explicitly agreed to by the parties to such Transfer.

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Section 8.02 Permitted Transfers. The provisions of Section 8.01(a) shall not apply to any Transfer by any Member of all or any portion of its Membership Interest to any of the following:

(a)            Any Affiliate of such Member; or

(b)            (i) Such Member's Spouse, parent, siblings, descendants (including adoptive relationships and stepchildren), and the Spouses of each such natural person (collectively, "Family Members"), (ii) a trust under which the distribution of Membership Interests may be made only to such Member or any Family Member of such Member, (iii) a charitable remainder trust, the income from which will be paid to such Member during his life, (iv) a corporation, partnership, or limited liability company, the shareholders, partners, or members of which are only such Member or Family Members of such Member, or (v) by will or by the laws of intestate succession, to such Member's executors, administrators, testamentary trustees, legatees, or beneficiaries.

Section 8.03 Purchase by Member on Termination of Marital Relationship.

(a)           If the Marital Relationship of a Member is terminated by death of the Member's Spouse or by Divorce, and the Member does not succeed to all of the Spouse's interest in the Membership Interests held by the Member at such time (the "Spouse's Interest," regardless of whether the interest is characterized as community, quasi- community, or separate property, or as property held as joint tenants), then the Spouse or Spouse's estate shall offer to sell to the Member, and the Member may purchase, the Spouse's Interest in such Membership Interests for the Spousal Purchase Price set forth in Section 8.03(c).

(b)            Any Membership Interest held by a Member as a trustee of a trust as a result of the death of the Spouse or the Member's Divorce from the Spouse shall be treated as owned by the Member for purposes of this Agreement.

(c)            The term "Spousal Purchase Price" means the cash price that a willing buyer having all relevant knowledge would pay a willing seller in an arm's length transaction. The buyer and seller shall use their best efforts to mutually agree in good faith on the Spousal Purchase Price.

ARTICLE IX

Indemnification

Section 9.01 Covered Persons.

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(a)           Covered Persons. As used herein, the term "Covered Person" shall mean (i) each Member, including the Initial Members, (ii) each officer, director, shareholder, partner, member, manager, Affiliate, employee, agent, or Representative of each Member, and each of their respective Affiliates, and (iii) each Initial Members, Officer, employee, agent, or Representative of the Company.

(b)          Indemnification. To the fullest extent permitted under NRS (after waiving all NRS restrictions on indemnification other than those which cannot be eliminated or modified under NRS), as the same now exists or may hereafter be amended, substituted, or replaced (but, in the case of any such amendment, substitution, or replacement, only to the extent that such amendment, substitution, or replacement permits the Company to provide broader indemnification rights than NRS permitted the Company to provide before such amendment, substitution, or replacement), the Company shall indemnify, hold harmless, defend, pay, and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines, or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines, or liabilities, and any amounts expended in settlement of any claims (collectively, "Losses") to which such Covered Person may become subject by reason of:

(i)             any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member, the Initial Members, or any of their respective direct or indirect Subsidiaries in connection with the business of the Company; or

(ii)            such Covered Person being or acting in connection with the business of the Company as a member, shareholder, partner, Affiliate, manager, director, officer, employee, agent, or Representative of the Company, any Member, the Initial Members, or any of their respective Affiliates, or such Covered Person serving or having served at the request of the Company as a member, manager, director, officer, employee, agent, or Representative of any Person including the Company; provided, that such Loss did not arise from (a) the Covered Person's conduct involving bad faith, willful or intentional misconduct, or a knowing violation of law, (b) a transaction from which such Covered Person derived an improper personal benefit, (c) a circumstance under which the liability provisions for improper distributions of Section 17704.06 of NRS are applicable, or (d) a breach of such Covered Person's duties or obligations under Section 17704.09 of NRS (taking into account any restriction, expansion, or elimination of such duties and obligations provided for in this Agreement).

(c)            Control of Defence. On a Covered Person's discovery of any claim, lawsuit, or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 9.01, the Covered Person shall give prompt written notice to the Company of such claim, lawsuit, or proceeding; provided, that the failure of the Covered Person to provide such notice shall not relieve the Company of any indemnification obligation under this Section 9.01, unless the Company shall have been materially prejudiced thereby. Subject to the approval of the disinterested Members, the Company shall be entitled to participate in or assume the defence of any such claim, lawsuit, or proceeding at its own expense. After notice from the Company to the Covered Person of its election to assume the defence of any such claim, lawsuit, or proceeding, the Company shall not be liable to the Covered Person under this Agreement or otherwise for any legal or other expenses subsequently incurred by the Covered Person in connection with investigating, preparing to defend, or defending any such claim, lawsuit, or other proceeding. If the Company does not elect (or fails to elect) to assume the defence of any such claim, lawsuit, or proceeding, the Covered Person shall have the right to assume the defence of such claim, lawsuit, or proceeding as it deems appropriate, but it shall not settle any such claim, lawsuit, or proceeding without the consent of the holders of a majority of the Membership Interests held by the disinterested Members (which consent shall not be unreasonably withheld, conditioned, or delayed).

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(d)           Reimbursement. The Company shall promptly reimburse (or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend, or defending any claim, lawsuit, or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 9.01; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 9.01, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(e)            Entitlement to Indemnity. The indemnification provided by this Section 9.01 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 9.01 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 9.01 and shall inure to the benefit of the executors, administrators, legatees, and distributees of such Covered Person.

(f)             Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance (i) to cover Losses covered by the indemnification provisions contained in this ARTICLE IX, and (ii) to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person's duties whether or not covered by the foregoing indemnifications, in each case, in such amount and with such deductibles as the Members may reasonably determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained in this ARTICLE IX, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(g)            Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 9.01 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

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(h)            Savings Clause. If this Section 9.01 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 9.01 to the fullest extent permitted by any applicable portion of this Section 9.01 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(i)             Amendment. The provisions of this Section 9.01 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 9.01 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification, or repeal of this Section 9.01 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing before such amendment, modification, or repeal shall apply in such a way as to eliminate or reduce such Covered Person's entitlement to indemnification for such Losses without the Covered Person's prior written consent.

Section 9.02 Survival. The provisions of this ARTICLE IX shall survive the dissolution, liquidation, winding up, and termination of the Company.

ARTICLE X

Accounting: Tax Matters

Section 10.01 Financial Statements. The Company shall furnish to each Member the following reports:

(a)            Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year, audited consolidated balance sheets of the Company as of the end of each such Fiscal Year and audited consolidated statements of income, cash flows, and Members' equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Members, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations and changes in their cash flows and Members' equity for the periods covered thereby.

(b)            Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company as of the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows, and Members' equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting Officer of the Company.

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(c)            Monthly Financial Statements. As soon as available, and in any event within 30 days after the end of each monthly accounting period in each fiscal quarter (other than the last month of the fiscal quarter), unaudited consolidated balance sheets of the Company as of the end of each such monthly period and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows, and Members' equity for each such monthly period and for the current Fiscal Year to date, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).

Section 10.02 Inspection Rights. Upon reasonable notice from a Member or Permitted Transferee, the Company shall afford the Member or Permitted Transferee and each of its respective Representatives access during normal business hours to (i) the Company's properties, offices, plants, and other facilities, (ii) the corporate, financial, and similar records, reports, and documents of the Company, including, without limitation, all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters, and communications with Members and Permitted Transferees (including the Initial Members), and permit the Member or Permitted Transferee and each of its respective Representatives to examine such documents and make copies thereof, and (iii) any Officers, senior employees, and public accountants of the Company, and afford the Member or Permitted Transferee and each of its respective Representatives the opportunity to discuss and advise on the affairs, finances, and accounts of the Company with such Officers, senior employees, and public accountants (and the Company hereby authorizes said accountants and other Persons to discuss with such Member or Permitted Transferee and its Representatives such affairs, finances, and accounts); in each case, to the extent such information is for a purpose reasonably related to the Member's or Permitted Transferee's interest as a Member or Permitted Transferee.

Section 10.03 Income Tax Status. It is the intent of the Company and the Members that the Company shall be treated as a partnership for U.S., federal, state, and local income tax purposes. Neither the Company, the Initial Members, nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 10.04 Tax Matters Representative.

(a)           Appointment. The Members hereby appoint Kevin Vassily as "partnership representative" as provided in Code Section 6223(a) (the "Tax Matters Representative"). The Tax Matters Representative can be removed at any time by a vote of the Initial Members. In the event of the resignation or removal of the Tax Matters Representative, the Initial Members shall select a replacement Tax Matters Representative.

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(b)           Tax Examinations and Audits. The Tax Matters Representative shall promptly notify the Members in writing of the commencement of any tax audit of the Company, upon receipt of a tax assessment and upon receipt of a notice of final partnership adjustment, and shall keep the Members reasonably informed of the status of any tax audit and resulting administrative and judicial proceedings. Without the consent of the Majority Members, the Tax Matters Representative shall not extend the statute of limitations, file a request for administrative adjustment, file suit relating to any Company tax refund or deficiency, or enter into any settlement agreement relating to items of income, gain, loss, or deduction of the Company with any Taxing Authority.

(c)            US Federal Tax Proceedings. Unless otherwise approved by the Members, the Tax Matters Representative will cause the Company to annually elect out of the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code (the "Revised Partnership Audit Rules") to the extent permitted by applicable law and regulations. For any year in which applicable law and regulations do not permit the Company to elect out of the Revised Partnership Audit Rules, then within forty-five (45) days of any notice of final partnership adjustment, the Tax Matters Representative will cause the Company to elect the alternative procedure under Code Section 6226, and furnish to the Internal Revenue Service and each Member during the year or years to which the notice of final partnership adjustment relates a statement of the Member's share of any adjustment set forth in the notice of final partnership adjustment.

(d)            Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member's federal, state, foreign, or other income tax return with the treatment of the item on the Company's return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax, or interest imposed with respect to such taxes and taxes imposed pursuant to Code Section 6226) shall be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 6.03(c).

(e)            Section 754 Election. The Tax Matters Representative will make an election under Code Section 754, if requested in writing by another Member.

(f)             Indemnification. The Company shall defend, indemnify, and hold harmless the Tax Matters Representative against any and all liabilities sustained as a result of any act or decision concerning Company tax matters and within the scope of such Member's responsibilities as Tax Matters Representative, so long as such act or decision was done or made in good faith and does not constitute gross negligence or wilful misconduct.

Section 10.05 Tax Returns. At the expense of the Company, the Members (or any Officer that they may designate pursuant to Section 7.01) shall endeavour to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. No later than 90 days after the end of each Fiscal Year, the Initial Members or designated Officer will cause to be delivered to each Person who was a Member or Permitted Transferee at any time during such Fiscal Year, such written information as may be necessary for the preparation of such Person's federal, state and local income tax returns for such Fiscal Year. As soon as reasonably possible after the end of each Fiscal Year, the Initial Members or designated Officer will cause to be delivered to each Person who was a Member or Permitted Transferee at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065.

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Section 10.06 Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Majority Members, in such checking, savings, or other accounts, or held in its name in the form of such other investments as shall be designated by the Members. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively on the signature or signatures of such Officer or Officers as the Majority Members may designate.

ARTICLE XI

Dissolution and Liquidation

Section 11.01 Events of Dissolution. The Company shall be dissolved and its affairs wound up only on the occurrence of any of the following events:

(a)            An election to dissolve the Company made by the Initial Members; provided, that if the TPA financial covenants are not complied with within 18 months from the Effective Date, the Company may be dissolved by IPW;

(b)           At the election of the non-defaulting Member(s), in its/their sole discretion, if a Member breaches any material covenant, duty, or obligation under this Agreement, which breach (if capable of cure) remains uncured for 30 days after written notice of such breach was received by the defaulting Member.

(c)            Passage of 90 consecutive days during which the Company has no Members; provided that the Membership Interest of a natural person who is the sole Member may pass, by will or Applicable Law, to the Member's heirs, successors, or assigns pursuant to Section 17707.01(c) of NRS; or

(d)            The entry of a decree of judicial dissolution under Section 17707.03 of NRS.

Section 11.02 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 11.01 occurs. On the occurrence of an event described in Section 11.01, the Liquidator (or, in the case of a dissolution pursuant to Section 11.01(c), the persons conducting the winding up of the Company's affairs pursuant to Section 17707.04 of NRS) shall file a certificate of dissolution with the California Secretary of State pursuant to Section 17707.08 of NRS, unless such a filing is not required by NRS, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 11.03, and the Articles of Organization shall have been cancelled as provided in Section 11.04.

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Section 11.03 Liquidation. If the Company is dissolved pursuant to Section 11.01, the Company shall be liquidated and its business and affairs wound up in accordance with NRS and the following provisions:

(a)             Liquidator. Stephen A. Weiss, Esq. or another partner of Michelman & Robinson, LLP designated by him shall act as liquidator to wind up the Company (the “Liquidator”), unless the Company is being dissolved pursuant to Section 11.01(b) based on the breach of the Liquidator, in which case the Liquidator shall be a Person selected by the unanimous consent of the non-defaulting Member(s), in its/their sole discretion. The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company's assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b)            Notice of Liquidation. The Liquidator (or other persons winding up the affairs of the Company pursuant to Section 11.02) shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company.

(c)            Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(d)            Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i)             First, to the payment of all of the Company's known debts and liabilities (including debts and liabilities to Members who are creditors, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii)            Second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent unknown liabilities or obligations of the Company; and

(iii)           Third, to the Members, on a pro rata basis, in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs.

(e)            Discretion of Liquidator. Notwithstanding the provisions of Section 11.03(d) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 11.03(d), if on dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company's assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, upon the consent of the Majority Members, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 11.03(d), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value.

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Section 11.04 Certificate of Cancellation; Cancellation of Foreign Qualifications. On completion of the distribution of the assets of the Company as provided in Section 11.03(d) hereof, the Liquidator shall file a certificate of cancellation with the California Secretary of State and shall cause the cancellation of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of California and shall take such other actions as may be necessary to terminate the Company.

Section 11.05 Survival of Rights, Duties, and Obligations. Dissolution, liquidation, winding up, or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up, or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission before such dissolution, liquidation, winding up, or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish, or otherwise adversely affect any Member's right to indemnification pursuant to ARTICLE IX.

Section 11.06 Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member's Capital Account, and such Member's share of Net Income, Net Loss, and other items of income, gain, loss, and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

Section 11.07 Continuation. After a certificate of dissolution has been filed but before a certificate of cancellation has been filed, Members holding a majority of the Membership Interests may continue the Company by filing a certificate of continuation with the California Secretary of State if (a) the remaining Members unanimously vote to continue the Company's business, (b) the dissolution of the Company was by a vote of the Members pursuant to Section 11.01(a) and each Member who voted in favor of dissolution agrees in writing to revoke that vote, or (c) the Company was not actually dissolved.

ARTICLE XII

Miscellaneous

Section 12.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

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Section 12.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances, and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 12.03 Confidentiality.

(a)            Each Member acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information, and confidential information belonging to the Company and its Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements, and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists, or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic, or any other form or medium) (collectively, "Confidential Information"). In addition, each Member acknowledges that (i) the Company has invested, and continues to invest, substantial time, expense, and specialized knowledge in developing its Confidential Information, (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace, and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Member monitoring and analyzing its investment in the Company) at any time, including, without limitation, use for personal, commercial, or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss, and theft.

(b)            Nothing contained in Section 12.03(a) shall prevent any Member from disclosing Confidential Information (i) on the order of any court or administrative agency, (ii) on the request or demand of any regulatory agency or authority having jurisdiction over such Member, (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories, or other discovery requests, (iv) to the extent necessary in connection with the exercise of any remedy hereunder, (v) to any other Member, the Initial Members, or the Company, (vi) to such Member's Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 12.03 as if a Member, or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Membership Interests from such Member, if such potential Permitted Transferee agrees in writing to be bound by the provisions of this Section 12.03 as if a Member before receiving such Confidential Information; provided, that in the case of clause (i), (ii), or (iii), such Member shall notify the Company and other Members of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Members) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

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(c)            The restrictions of Section 12.03(a) shall not apply to Confidential Information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement, (ii) is or has been independently developed or conceived by such Member without use of Confidential Information, or (iii) becomes available to such Member or any of its Representatives on a non-confidential basis from a source other than the Company, the other Members, or any of their respective Representatives; provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company.

(d)           The obligations of each Member under this Section 12.03 shall survive (i) the termination, dissolution, liquidation, and winding up of the Company, (ii) the dissociation of such Member from the Company, and (iii) such Member's Transfer of its Membership Interests.

Section 12.04 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.03):

If to the Company:	Box Harmony, LLC
c/o iPower Inc.
2399 Bateman Avenue
Duarte, CA 91010
Attn: Chenlong Tan
Email: Law.t@meetipower.com

If to Xiao	Bin Xiao, President
Box Harmony, LLC
8798 9th Street, Building C
Rancho Cucamonga, CA

If to IPW	iPower Inc.
2399 Bateman Avenue
Duarte, CA 91010
Attn: Chenlong Tan
Email: Law.t@meetipower.com

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with a copy (which shall not constitute notice) to:	Michelman & Robinson, LLP
10880 Wilshire Boulevard, 19th floor
Los Angeles, CA 90024
Attention: Stephen A. Weiss, Esq.
Tel: (424) 365-6120
Email: sweiss@mrllp.com

If to TPA:	Titanium Plus Autoparts Inc.
4271 Don Julian Road
City of Industry, CA 91746
Attn: Tony Chiu, President
Tel:
Email:

with a copy (which shall not constitute notice) to:	To be furnished

Section 12.05 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

Section 12.06 Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 9.01(h), on such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.07 Entire Agreement. This Agreement, together with the Articles of Organization and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, records, representations, and warranties, both written and oral, whether express or implied, with respect to such subject matter.

Section 12.08 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and permitted assigns. This Agreement may not be assigned by any Member except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void.

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Section 12.09 No Third-Party Beneficiaries. Except as provided in ARTICLE IX, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors, and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.10 Amendment. Subject to Section 7.01 and except as otherwise provided by this Agreement, no provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company and the Majority Members. Any such written amendment or modification will be binding upon the Company and each Member.

Section 12.11 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. For the avoidance of doubt, nothing contained in this Section 12.12 shall diminish any of the explicit and implicit waivers described in this Agreement, including in this Agreement hereof.

Section 12.12 Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

Section 12.13 Submission to Jurisdiction. The parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be brought in the United States District Court for the Southern District of California or, if such court does not have subject matter jurisdiction, the courts of the State of California sitting in Los Angeles County, and any appellate court from any thereof, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of California. Each of the parties hereby irrevocably consents to the jurisdiction of such courts in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice, or other document by registered mail to the address set forth in Section 12.04 shall be effective service of process for any suit, action, or other proceeding brought in any such court.

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Section 12.14 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 12.15 Attorneys' Fees. If any party hereto institutes any legal suit, action, or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action, or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including reasonable attorneys' fees and expenses and court costs.

Section 12.16 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided herein to the contrary.

Section 12.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 12.18 Spousal Consent. Each Member who has a Spouse on the date of this Agreement shall cause such Member's Spouse to execute and deliver to the Company a spousal consent in the form of Schedule B hereto (a "Spousal Consent"), pursuant to which the Spouse acknowledges that he or she has read and understood the Agreement and agrees to be bound by its terms and conditions. If any Member should marry or engage in a Marital Relationship following the date of this Agreement, such Member shall cause his or her Spouse to execute and deliver to the Company a Spousal Consent within ten (10) Business Days/days thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company:

Box Harmony, LLC
a Nevada limited liability company
By: Titanium Plus Autoparts, Inc., a Member

By:	/s/ Tony Chiu
Name:	Tony Chiu
Title:	President

The Initial Members:

iPower Inc.
a Nevada corporation

By:	/s/ Chenlong Tan
Chenlong Tan, CEO

/s/ Bin Xiao
Bin Xiao

Titanium Plus Autoparts, Inc.
a [California] corporation

By:	/s/ Tony Chiu
Tony Chiu, President and Stockholder

Signature Page to Limited Liability Company Operating Agreement

of

Box Harmony, LLC

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SCHEDULE A

MEMBERS SCHEDULE

Member Name, Address, and Email	Capital Contribution	Percentage/Units of Membership Interest

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SCHEDULE B

FORM OF JOINDER AGREEMENT

Reference is made to that certain Amended & Restated Limited Liability Company Operating Agreement of Box Harmony, LLC a Nevada limited liability company (the “Company”), dated as of January , 2022, by and between the Company and the Members thereof, as amended (as amended and restated, the “Operating Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Operating Agreement.

AS OF THE DATE SET FORTH BELOW, pursuant to the Operating Agreement, the undersigned has acquired from [the Company][or__________ (the “Transferor”), _____percent (__ %) of the issued and outstanding Membership Interests of the Company (the “Acquired Interest”). By execution and delivery of this Operating Agreement Joinder (this “Joinder”), the undersigned, with respect to the Acquired Interest, does hereby consent and agree to become a party to, and to be bound by, the terms, covenants and obligations applicable to Members as set forth in the Operating Agreement, which shall be deemed incorporated by this reference as if fully set forth herein. The undersigned further agrees that all of the Membership Interests held, whether presently or in the future, by the undersigned are subject to the Operating Agreement. The undersigned authorizes this Agreement to be attached to the Operating Agreement and shall execute any other or further documentation so required to perfect the adoption of the Operating Agreement contemplated herein. Pursuant to the Operating Agreement, the undersigned with respect to the Acquired Interest, shall have all rights and shall observe all obligations applicable to Members as set forth in the Operating Agreement. In order to give effect to the transactions contemplated hereby, in accordance with the Operating Agreement, it is requested that the Members amend Schedule A to the Operating Agreement to reflect the undersigned’s acquisition of the Acquired Interest.

IN WITNESS WHEREOF, the undersigned has read, understood and duly executed this Agreement, the Operating Agreement and all the schedules and exhibits thereto, effective as of this __ day of ______, 202_ and has caused this Agreement to be duly executed.

By:
Name:
Title:

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SCHEDULE C

FORM OF SPOUSAL

CONSENT SPOUSAL CONSENT

I, ______________________, spouse of ______________________, acknowledge that I have read the Limited Liability Company Agreement, dated as January, 2022, (as amended from time to time, the “Operating Agreement”), by and among Box Harmony, LLC, a Nevada limited liability company (the “Company”), and the Members named therein, to which this Consent is attached as Schedule B, and that I understand the contents of the Operating Agreement. I am aware that my spouse is a party to the Operating Agreement and the Operating Agreement contains provisions regarding the voting and transfer of Membership Interest (as defined in the Operating Agreement) of the Company which my spouse may own, including any interest I might have therein.

I hereby agree that I and any interest, including any community property interest, that I may have in any Membership Interest of the Company subject to the Operating Agreement shall be irrevocably bound by the Operating Agreement, including any restrictions on the transfer or other disposition of any Membership Interest or voting or other obligations as set forth in the Operating Agreement. I hereby appoint as my attorney-in-fact with respect to the exercise of any rights and obligations under the Operating Agreement.

This Consent shall be binding on my executors, administrators, heirs, and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Operating Agreement and this Consent.

I am aware that the legal, financial, and related matters contained in the Operating Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Operating Agreement carefully that I will waive such right. I am under no disability or impairment that affects my decision to sign this Consent and I knowingly and voluntarily intend to be legally bound by this Consent.

Dated as of: __________ __, 20__

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